Exhibit 99.2
Ascent Industries. Co.
Unaudited Pro Forma Combined Financial Information

Introduction
On March 12, 2025 Ascent Industries, Co. (“Ascent”) and its wholly-owned subsidiaries Synalloy Metals, Inc. (“Synalloy Metals”) and Bristol Metals, LLC (“BRISMET”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which they sold substantially all of the assets, and certain specified liabilities (the “Transaction”), related to BRISMET to Bristol Pipe and Tube, Inc., a Delaware Corporation (the “Purchaser”). The purchase price for the transaction was approximately $45 million of cash proceeds subject to certain closing adjustments. The Transaction closed April 4, 2025 (the “Closing Date”). The disposition of BRISMET met the criteria pursuant to Accounting Standards Codification (“ASC”) 205-20, Discontinued Operations, and are classified as a discontinued operation in the Company’s consolidated financial statements beginning in the first quarter of 2025. The operations of BRISMET were previously included in continuing operations in the Company’s historical consolidated financial statements through December 31, 2024.

The unaudited pro forma consolidated balance sheet as of December 31, 2024, presents the Company’s consolidated financial position giving pro forma effect to the Transaction as if it had occurred on December 31, 2024. The following unaudited pro forma consolidated statements of income (loss) for the years ended December 31, 2024 and 2023, respectively, present the Company’s consolidated results of operations giving pro forma effect to the Transaction as if it had occurred on January 1, 2023.
The unaudited pro forma consolidated financial statements presented herein have been derived from the Company’s historical consolidated financial statements. While the historical consolidated financial statements reflect the past financial results of the Company, the pro forma consolidated financial statements are included for informational purposes only and are intended to illustrate how the Transaction might have affected the historical consolidated financial statements had it been completed at an earlier date as indicated herein. The Transaction constituted a significant disposition for purposes of Item 2.01 of Form 8-K. These unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, of the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). The following unaudited pro forma consolidated financial statements give rise to the elimination of the net assets and financial performance of the Company's BRISMET’s business and include adjustments to the extent that they are directly attributable to the Transaction.

These pro forma adjustments are based on currently available information, estimates and assumptions that the Company believes are reasonable in order to reflect, on a pro forma basis, the impact of the Transaction on the Company’s historical information, and are not necessarily indicative of the Company’s future financial position and future results of operations and do not reflect all actions that may be taken by the Company following the closing of the Transaction. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma consolidated financial statements do not reflect the realization of any expected cost savings, synergies or dis-synergies as a result of the Transaction. In connection with the Transaction, the Company executed a Transition Services Agreement with the Purchaser whereby the Company agreed to provide certain transition services to Purchaser immediately after the closing for certain agreed upon transition periods. We considered the impact of the Transition Services Agreement and determined that no further pro forma adjustments were necessary as the impact of any adjustments would not enhance an understanding of the pro forma effects of the Transaction and as the agreement is not expected to have a material impact on the unaudited pro forma consolidated balance sheet as of December 31, 2024 or the unaudited pro forma consolidated statements of income (loss) for the years ended December 31, 2024 and 2023, respectively.

These unaudited pro forma consolidated financial statements should be read in connection with the Company’s historical audited consolidated financial statements, the accompanying notes and “Managements Discussion of Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 4, 2025.

Exhibit 99.2
Ascent Industries Co.
(Unaudited) Pro Forma Combined Condensed Balance Sheet
(in thousands, except per share data)

	December 31, 2024
	Ascent Historical	Transaction Accounting Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$16,108	$40,357	(a)	$56,465
Accounts receivable, net	23,880	(4,933)	(b)	18,947
Inventories	40,962	(31,433)	(c)	9,529
Prepaid expenses and other current assets	2,075	(622)	(c)	1,453
Assets held for sale	—	—		—
Current assets of discontinued operations	46	—		46
Total current assets	83,071	3,369		86,440
Property, plant and equipment, net	25,462	(5,660)	(c)	19,802
Right-of-use assets, operating leases, net	28,225	—		28,225
Intangible assets, net	7,009	—		7,009
Deferred income taxes	—	—		—
Deferred charges, net	309	—		309
Other non-current assets, net	3,174	(2,320)	(c)	854
Total assets	$147,250	$(4,611)		$142,639

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$13,072	$(5,782)	(c)	$7,290
Accrued expenses and other current liabilities	5,042	355	(d)	5,397
Deferred revenue	1,360	(1,360)	(c)	—
Current portion of note payable	369	—		369
Current portion of operating lease liabilities	1,513	—		1,513
Current portion of finance lease liabilities	334	—		334
Current liabilities of discontinued operations	590	—		590
Total current liabilities	22,280	(6,787)		15,493
Long-term portion of operating lease liabilities	30,039	—		30,039
Long-term portion of finance lease liabilities	1,015	—		1,015
Deferred income tax	320	(106)	(f)	214
Other long-term liabilities	51	—		51
Total liabilities	$53,705	$(6,893)		$46,812
Shareholders’ equity:
Common stock, par value $1 per share; 24,000,000 shares authorized; 11,085,103 and 10,072,590 shares issued and outstanding, respectively	$11,085	$—		$11,085
Capital in excess of par value	47,339	—		47,339
Retained earnings	44,919	2,282	(e)	47,201
	103,343	2,282		105,625
Less: cost of common stock in treasury - 1,012,513 and 990,282 shares, respectively	(9,798)	—		(9,798)
Total shareholders' equity	93,545	2,282		95,827
Total liabilities and shareholders' equity	$147,250	$(4,611)		$142,639
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

Exhibit 99.2
Ascent Industries Co.
(Unaudited) Pro Forma Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the year Ended December 31, 2024
	Ascent Historical	Transaction Accounting Adjustments		Pro Forma
Net sales	$177,872	$(69,829)	(g)	$108,043
Cost of sales	155,758	(64,444)	(g)	91,314
Gross profit	22,114	(5,385)	(g)	16,729
Selling, general and administrative expense	26,586	(2,962)	(g)	23,624
Acquisition costs and other	691	(29)	(g)	662
Gain on lease modification	(67)	—		(67)
Operating loss from continuing operations	(5,096)	(2,394)		(7,490)
Other (income) and expense
Interest expense	418	—		418
Other, net	(448)	—		(448)
Loss from continuing operations before income taxes	(5,066)	(2,394)		(7,460)
Income tax provision (benefit)	6,159	(27)	(h)	6,132
Net loss from continuing operations	$(11,225)	$(2,367)		$(13,592)

Net loss per common share from continuing operations:
Basic	$(1.11)			$(1.34)
Diluted	$(1.11)			$(1.34)

Weighted average number of common shares outstanding:
Basic	10,106			10,106
Diluted	10,106			10,106
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

Exhibit 99.2
Ascent Industries Co.
(Unaudited) Pro Forma Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the year ended December 31, 2023
	Ascent Historical	Transaction Accounting Adjustments		Pro Forma
Net sales	$193,179	$(78,632)	(g)	$114,547
Cost of sales	191,653	(82,820)	(g)	108,833
Gross profit	1,526	4,188	(g)	5,714
Selling, general and administrative expense	26,712	(4,756)	(g)	21,956
Acquisition costs and other	855	—		855
Goodwill impairment	11,389	—		11,389
Operating loss from continuing operations	(37,430)	8,944		(28,486)
Other expense (income)
Interest expense	4,238	—		4,238
Other, net	(593)	—		(593)
Loss from continuing operations before income taxes	(41,075)	8,944		(32,131)
Income tax provision (benefit)	(6,924)	1,999	(h)	(4,925)
Net loss from continuing operations	$(34,151)	$6,945		$(27,206)

Net loss per common share from continuing operations:
Basic	$(3.37)			$(2.68)
Diluted	$(3.37)			$(2.68)

Weighted average number of common shares outstanding:
Basic	10,140			10,140
Diluted	10,140			10,140
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

Exhibit 99.2
Ascent Industries Co.
Notes to Unaudited Pro Forma Condensed Information
(amounts in thousands)
(a) Represents the estimated cash proceeds received from the disposition of BRISMET less the escrow amount, comprised of the base purchase price of $45,000, reimbursement of buyer expenses of $302 and the estimated working capital adjustment of $870, offset by estimated indebtedness of ($147), transaction expenses paid at closing of ($1,179) and the Indemnity Escrow Amount of ($4,500). The working capital adjustment is based on the difference between estimated net working capital and the target net working capital defined in the Purchase Agreement and the estimated indebtedness includes amounts on the BRISMET balance sheet required to be paid at the Closing Date as defined in the Purchase Agreement. In addition, the Indemnity Escrow Amount of $4,500 was required to be deposited with the escrow agent on the Closing Date with any escrow balance not used in accordance with the terms of the Purchase Agreement to be released to the Company 18 months following the Closing Date.

(b) Represents the elimination of the accounts receivables associated with the disposition of BRISMET of ($9,433), offset by the receivable recognized for the Escrow Amount required under the Purchase Agreement of $4,500.

(c) Represents the elimination of the assets and liabilities associated with the disposition of BRISMET.

(d) Represents the elimination of liabilities (accrued expenses) associated with the disposition of BRISMET of ($1,145), offset by the accrual for additional transaction costs incurred subsequent December 31, 2024 of $1,500 in connection with the disposition of BRISMET that is not already reflected within the Company's historical financial statements as of December 31, 2024.

(e) Represents the impact of the estimated pro forma gain on disposal of BRISMET, which is calculated as the difference between total consideration received for the disposition of BRISMET (including the Escrow Amount) of $44,857 and the net assets of BRISMET presented in its historical balance sheet as of December 31, 2024 that were disposed of amounting to $41,182, net of transaction costs incurred after December 31, 2024 of $1,500 and taxes of $106 (refer to adjustment (f) below). The estimated pro forma gain on disposal is reflected within the pro forma consolidated statement of financial position above as this gain was not yet recognized within the Company's historical financial statements through December 31, 2024. The actual gain on disposal will be based on the balance sheet information as of the closing of the disposition of BRISMET and may differ significantly. The pro forma gain on disposal has not been reflected in the unaudited pro forma consolidated statements of operations as this amount pertains to discontinued operations and does not impact income from continuing operations.

See the following for summary of the estimated pro forma gain on disposal adjusted to the December 31, 2024 balance sheet above:

Description	Amount
Consideration received - see (a) above	$44,857
Net assets disposed of at December 31, 2024	(41,181)
Transaction costs	(1,500)
Tax adjustment - see (f) below	106
Gain on disposal	$2,282

(f) Represents the estimated tax expense resulting from the gain on the disposition of BRISMET. The Company estimates that the bulk of the gain's effect over federal and state taxes will be offset by the reversal of the Valuation Allowance over BRISMET’s Deferred Tax Assets. A small amount of tax benefit will be recorded related to 1) the non-VA states included in the blended rate and 2) by the reversal of the naked credit Deferred Tax Liability recorded at December 31, 2024 for the reversal of BRISMET’s fixed asset related Deferred Tax Liability.

(g) Represents the elimination of operations relating to the disposition of BRISMET.
(h) Represents the impact to the annual tax provision recorded in connection with the historical operations of BRISMET based on an estimated blended tax rate of 1.12% and 22.35% for the years ended December 31, 2024 and December 31, 2023, respectively.